Exhibit 5.1

Suite 300 79 Wellington St. W. Box 270, TD Centre Toronto, Ontario M5K 1N2 Canada Tel 416.865.0040 Fax 416.865.7380 www.torys.com

May 27, 2021

Brookfield Asset Management Inc. Brookfield Place 181 Bay Street, Suite 300 Toronto, Canada M5J2T3	Brookfield Property Preferred L.P. 73 Front Street, 5th Floor Hamilton, HM 12, Bermuda

Brookfield Property Partners L.P. 73 Front Street, 5th Floor Hamilton, HM 12, Bermuda	Brookfield Property L.P. 73 Front Street, 5th Floor Hamilton, HM 12, Bermuda

Brookfield BPY Holdings Inc. Brookfield Place 181 Bay Street, Suite 300 Toronto, Canada M5J2T3	Brookfield BPY Retail Holdings II Inc. Brookfield Place 181 Bay Street, Suite 300 Toronto, Canada M5J2T3

BPY Bermuda Holdings Limited 73 Front Street, 5th Floor Hamilton, HM 12, Bermuda	BPY Bermuda Holdings II Limited 73 Front Street, 5th Floor Hamilton, HM 12, Bermuda

BPY Bermuda Holdings IV Limited 73 Front Street, 5th Floor Hamilton, HM 12, Bermuda	BPY Bermuda Holdings V Limited 73 Front Street, 5th Floor Hamilton, HM 12, Bermuda

BPY Bermuda Holdings VI Limited 73 Front Street, 5th Floor Hamilton, HM 12, Bermuda

Re Registration Statement on Form F-4

(File Nos. 333-255512, 333-255512-01, 333-255512-02, 333-255512-03, 333-255512-04, 333-255512-05, 333-255512-06, 333-255512-07, 333-255512-08, 333-255512-09 and 333-255512-10)

Ladies and Gentlemen:

We have acted as special New York and Ontario counsel for Brookfield Asset Management Inc., a corporation organized under the laws of Ontario, Canada (“BAM”), Brookfield Property Preferred L.P., an exempted limited partnership organized under the laws of the Islands of Bermuda (“New LP”), Brookfield Property Partners L.P., an exempted limited partnership organized under the laws of the Islands of Bermuda (“BPY”), Brookfield Property L.P., an exempted limited partnership organized under the laws of the Islands of Bermuda (“Holding LP”), Brookfield BPY Holdings Inc., a corporation organized under the laws of Ontario, Canada (the “CanHoldco”), Brookfield BPY Retail Holdings II Inc., a corporation organized under the laws of Ontario, Canada (the “CanHoldco 2”), BPY Bermuda Holdings Limited, a Bermuda exempted company (“Bermuda Holdco”), BPY Bermuda Holdings II Limited a Bermuda exempted company (“Bermuda Holdco 2”), BPY Bermuda Holdings IV Limited, a Bermuda exempted company (“Bermuda Holdco 4”), BPY Bermuda Holdings V Limited, a Bermuda exempted company (“Bermuda Holdco 5”) and BPY Bermuda Holdings VI Limited, a Bermuda exempted company (“Bermuda Holdco 6” and together with BPY, Holding LP, CanHoldco, CanHoldco 2, Bermuda Holdco, Bermuda Holdco 2, Bermuda Holdco 4 and Bermuda Holdco 5, the “Guarantors”) in connection with the joint filing by BAM, New LP, and the Guarantors of a Registration Statement on Form F-4 (as amended, the “Registration Statement”), including a circular/prospectus therein (the “circular/prospectus”) with the U.S. Securities and Exchange Commission for the purpose of registering under the U.S. Securities Act of 1933, as amended (the “Securities Act”), among other securities, (a) BAM’s Class A Limited Voting Shares (the “BAM shares”) and (b) the full and unconditional guarantees, on a subordinate basis, of the Class A Cumulative Redeemable Preferred Units, Series 1, of New LP by the Guarantors (the “Preferred Unit Guarantees”), each proposed to be issued in connection with (i) the Arrangement Agreement dated March 31, 2021 (as amended, the “Arrangement Agreement”) by and among BAM, BPY and BPY Arrangement Corporation (“Purchaser Sub” and together with BAM, the “Purchaser Parties”), whereby the Purchaser Parties have agreed to acquire, directly and indirectly, all of the issued and outstanding limited partnership units of BPY (“BPY Units”) and exchangeable limited partnership units of Brookfield Office Properties Exchange LP and (ii) the exchange of all of the issued and outstanding shares of class A stock, par value $0.01 per share (the “BPYU Shares”) of Brookfield Property REIT Inc. for the “BPY Units Amount” pursuant to Article IV, Section C(3)(h) of the certificate of incorporation of BPYU (the “BPYU Mandatory Exchange”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and directors, as the case may be, and officers of the general partner of New LP, BPY and Holding LP, and BAM, CanHoldco, CanHoldco 2, Bermuda Holdco, Bermuda Holdco 2, Bermuda Holdco 4, Bermuda Holdco 5 and Bermuda Holdco 6 that we reviewed were and are accurate, and (vi) all representations made by BAM, New LP, BPY, Holding LP, CanHoldco, CanHoldco 2, Bermuda Holdco, Bermuda Holdco 2, Bermuda Holdco 4, Bermuda Holdco 5 and Bermuda Holdco 6 as to matters of fact in the documents that we reviewed were and are accurate. We have also assumed that each of New LP, BPY, Holding LP, Bermuda Holdco, Bermuda Holdco 2, Bermuda Holdco 4, Bermuda Holdco 5 and Bermuda Holdco 6 is validly existing, has the requisite power to enter into the Preferred Unit Guarantees and has duly authorized entering into Preferred Unit Guarantees under the laws of Bermuda.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, (i) upon issuance in accordance with the terms and conditions of the Arrangement Agreement, the BAM shares will be duly authorized, validly issued, fully paid and non-assessable, (ii) upon issuance in accordance with the terms and conditions of BPYU Shares and the BPYU Mandatory Exchange, the BAM shares will be duly authorized, validly issued, fully paid and non-assessable and (iii) with respect to the Preferred Unit Guarantees, when the Preferred Unit Guarantees have been duly executed, authenticated, issued and delivered as contemplated in the Arrangement Agreement and the circular/prospectus, such Preferred Unit Guarantees will be legally issued and constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law or (y) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.

In connection with the opinions expressed above, we have assumed that, the Registration Statement has become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded.

Further, we have assumed that at or prior to the time of the issuance and/or delivery of any BAM shares and Preferred Unit Guarantees, (i) all corporate or other action required to be taken to duly authorize each proposed issuance of the BAM shares and Preferred Unit Guarantees and any related documentation shall remain in full force and effect and (ii) there shall not have occurred any change in law affecting the validity or enforceability of the Preferred Unit Guarantees.

We are qualified to practice law in the Province of Ontario and the State of New York, and we do not express any opinion with respect to the laws of any jurisdiction other than (a) the laws of the Province of Ontario and (b) the laws of the State of New York. Notwithstanding the foregoing and our opinion above, we express no opinion with respect to the compliance or non-compliance with applicable privacy laws in connection the issuance and sale of any Preferred Unit Guarantees.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the circular/prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Torys LLP